SCHEDULE I


Principal Amount and Purchase Price of Publicly Offered
Securities:

         Class         Principal Amount      % Purchase
Price
         A-1           $89,941,000.00        100.739594%
         A-2           $68,712,000.00        100.750260%
         A-3           $91,844,000.00        100.807802%
         B             $20,417,000.00        100.784819%
         C             $25,985,000.00        100.554777%
         D             $14,848,000.00        100.318444%
         E             $ 5,568,000.00         98.830444%
         F             $ 7,424,000.00        102.564677%

Title of Publicly Offered Certificates:

Midland Realty Acceptance Corp., Commercial Mortgage Pass-Through Certificates, Series 1996-C1, Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E and Class F

Terms and Conditions:

Specified funds for payment of purchase price:

     Wire transfer of immediately available Federal Funds.

Certificate Balances and Required Ratings:

     As described in the Prospectus Supplement.

Time of Delivery:

     September 25, 1996 at 10:00 a.m. Kansas City time

Closing Location:

     Offices of:
     Morrison & Hecker L.L.P.
     800 Grand Avenue
     Kansas City, Missouri 64108-4606

Names and address of Underwriters:

     Address for Notices, etc:  Prudential Securities Incorporated
                                One New York Plaza,
                                18th Floor
                                New York, New York 10292-2015
                                Attention: Peter Riemenschneider
                                Fax: (212) 778-5099

                                Smith Barney Inc.
                                390 Greenwich Street

                                5th Floor
                                New York, New York 10013
                                Attention: Clive Bull
                                Fax: 212-723-8822